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Future Proof Climate Intelligence PBC

Nearly half of U.S. homes face fire, flood, hurricanes, tornadoes, and earthquakes; insurance premiums in high-risk areas have jumped 82%. Future Proof's Visionary™ AI Engine links homeowners, contractors, and insurers with clear, actionable property-hardening plans.



HARDENING HOMES.
PROTECTING FUTURES.
Save homes, reduce losses, and build resilience against extreme weather with AI-driven risk prevention.
WEATHER IN THE U.S.
IS GETTING WORSE

Invest

$99 minimum investment

DEADLINE: February 27, 2026

in 3 months

SHARE PRICE

$2.75

TOTAL RAISED ON NETCAPITAL

$0

TOTAL RAISED THIS ROUND

$0

VALUATION THIS ROUND

$18,913,142

Reg CF offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

IMPORTANT NOTICE FOR ACCREDITED INVESTORS

This Regulation Crowdfunding (Reg CF) offering is hosted by Netcapital Funding Portal Inc., a funding portal registered with the SEC and a member of FINRA. Future Proof is also conducting a separate Regulation D Rule 506(c) offering, which is available to accredited investors only and is hosted by Netcapital Securities Inc., a broker-dealer registered with the SEC and a member of FINRA.

If you are an accredited investor and would like to learn more about the Reg D 506(c) offering, please click here.

INTRODUCTION

American property owners face an unprecedented crisis. Billion-dollar weather disasters have exploded from about three events per year in the 1980s to 27 disasters in 2024 alone. Nearly half of U.S. homes face severe threats, with **about $22 trillion in residential properties at risk of "severe or extreme damage" from flooding, high winds, wildfires, and extreme heat.** America needs a comprehensive, proactive national remediation program led by the private sector to get in front of the threats impacting our aged housing stock. Through years of work by a collective of talented and innovative people, Future Proof was created to address this problem.

The insurance industry's response has created a second crisis. 95% of all US ZIP codes experienced a rise in homeowners' insurance premiums in the last three years. Homeowners' insurance rates have risen dramatically, more than twice as fast as the rate of inflation. About 35.6 million properties — a quarter of all U.S. real estate and home to 120 million people — are facing higher insurance costs and lower coverage because of extreme weather risks. The average rise in insurance costs was 24% in the past five years. In the hardest-hit states, coverage is becoming completely unavailable.


Property Damage
Insurance Claims
The Extreme Weather Financial Impact Cascade
Mitigation Breaks This Destructive Cycle
Premium Increases
Property Value Declines
Potential Loss of Coverage

This convergence between insurance costs and insurance coverage creates **consumer demand for solutions**. Market research shows 51% of homeowners worry about extreme weather affecting their homes, while 80% of buyers now consider weather hazards when house shopping. Yet more than a quarter of homeowners say they aren't financially prepared to handle the costs that come with extreme weather.

Homeowners desperately need actionable guidance to protect their properties and reduce insurance costs. The insurance industry recognizes that mitigation works - top insurers now offer premium discounts of 5-50% for protective features - but homeowners lack accessible tools to determine which improvements are most likely to provide a strong return on investment for their specific property (sources 1, 2, 3, 4, 5).

Future Proof enters this market at a critical inflection point, when millions of property owners face an urgent need for personalized, actionable solutions to protect their most valuable asset.

The Extreme Weather Information Crisis

20%
Don't know where to start
Homeowners are paralyzed by confusion, lacking a clear first step for protection.

57%
Lack of education
A significant majority feel there isn't enough reliable information on home risks.

74%
Encounter obstacles
Even when motivated, homeowners hit roadblocks trying to improve resilience.

This Creates a Massive Market Gap

A clear need for a single, comprehensive solution.

FUTURE.PROOF™
PROPERTY INTELLIGENCE PBC

The Complete Extreme Weather Preparedness Solution

Provides a clear path
We give homeowners a personalized, step-by-step plan, eliminating the "where to start" problem.

Actionable education
We replace confusion with targeted, easy-to-understand education on specific risks and solutions.

Removes obstacles
We connect users with vetted resources and tools, streamlining the path to resilience.

SUCCESS TO DATE

Proprietary Technology Platform: Is continuing development and testing of its proprietary AI-powered home assessment technology that combines extreme weather risk modeling with construction vulnerability analysis - to our knowledge, no direct competitors offer this type of integrated solution.

Home Designs, Plans, and Remodeling Solutions: Acquired tech from The Paulele Hale Association (TPHA), which has developed construction material and techniques to build fire- wind- and water-resistant structures. TPHA has built and remodeled fortified homes using this technology over the last 6 years.

Market-Ready Product Suite: Visionary AI EngineTM, our AI core, is operational with ongoing AI training and refinement constantly in process as a deep learning system. Visionary supports two field data collection applications and integrates that data with numerous other sources such as future climate data, underwriting risk and insurance discount tables, ground and aerial photogrammetry, demographics, building codes, construction engineering, and contractors' best practices. Each step in the process creates an address-specific dossier, with "as built" specifications for that property to re-engineer (when possible) for extreme weather remediation.

The Company has now released its first consumer education app ("Magic Window®") into both the Apple and Google app stores. Magic Window is the introductory product for the B2C portion of the Future Proof marketing plan and report sales funnel.

(XHome Survey), is in continuing development with a planned release in early 2026. This is our second field application for conducting ground-based remote virtual inspections. When the first application identifies a property with high degrees of risk, the property owner is directed to use this application to do specific construction and remediation analysis.

We have currently achieved a working prototype of this property scanning technology, which integrates Apple's advanced augmented reality (AR) technology, which builds a 3D image of a structure that the Visionary Platform can integrate with other data resources, analyze, and make re-engineering recommendations.

Insurance Industry Integration: The primary incentive for a property owner to remediate is lower insurance costs and mitigated property depreciation due to extreme weather risks. Both costs and value are equal to the safety of the property itself.

Future Proof cost-effectively provides specific knowledge of a property's deficiencies and remediation plans to achieve the requirements a homeowner has to meet in remodeling their home to qualify for these insurance discount programs. There are currently 13+ states where insurers offer premium reductions for verified home hardening against extreme weather. Current projections include California, Texas, Florida, Alabama, Oklahoma, North Carolina, South Carolina, Georgia, Louisiana, and Colorado, and research indicates that over the next 25 years, this list could include as many as 38 states.

Authoritative Data Resources: Secured relationships with leading extreme weather predictions & disaster risk modeling providers, photogrammetry, international building code databases, and construction "best practices" training, creating a significant competitive advantage and data accuracy.

- IBM Climate Intelligence (current extreme weather risk modeling)
- EagleView (aerial photogrammetry/imagery)
- The Weather Company (75 year historical datasets & 15 min real-time weather)
- OpenAI, Perplexity, and other AI reference & data integration tools (report generation, data consolidation, localized reference material for grants/loans/community programs, construction engineering, builder's best practices (as-built)
- Google Imaging Group (photography, maps, GIS, and image analysis)
- Apple AR (augmented reality system to build 3D analytical twins)

Intellectual Property Secured – Trademarks, Copyrights & Proprietary Rights: Future Proof has filed and secured multiple U.S. federal trademark registrations covering core brands, product names, and key phrases. We are also in the process of holding copyrights protecting our original software code, user interfaces, documentation, and marketing materials. Together, these protections establish exclusive rights over the expression of our technology and messaging.

In parallel, our proprietary methodology for translating property scans into actionable retrofit specifications—with cost estimates, insurance discount guidance, and financing options—is maintained as a trade secret, and we are evaluating patent applications for our construction engineering disassembly, evaluation, and best-practices analysis technologies.

The Company has filed for provisional patent protection on three of its key AI system platform components, which in the first filing cover: "System for Training AI Model in Best Construction Practices" (Docket FutureProof-P1); the second, "AI Analysis Systems Flow from Field Collection Devices" (Docket FutureProof-P2); and third, a process patent, "Visionary AI Engine for Property Extreme Weather Risk Analysis and Remediation" (Docket FutureProof-P3), covering its overall integration and recommendation systems for remote inspection, climate risk deconstruction, construction re-engineering, and in-field experience-based construction best practices.


founded as a nonprofit in Hawaii to develop affordable homes, climate-resilient materials, and construction techniques.
2018
2020
with wildfire, wind and seismic resistant technology.
TPHA takes its educational message online to engage homeowners in need of help & guidance in navigating extreme weather
2023
2024
to evaluate a home's risk based on data from IBM & The Weather Co
is created at FutureProof.org where homeowners can learn about disaster risks and remodeling of their homes
2024
2025
FutureProof.org launches. Intellectual property transferred from TPHA. First two tools hit app store.
MAGIC WINDOW
FUTURE PROOF

Future Proof Property Intelligence traces its roots to 2017, when The Paulele Hale Association (TPHA), a Hawai'i nonprofit founded in honor of its founder's late wife, Holly, was created to advance climate-resilient, affordable housing, and sustainable communities while stewarding proprietary construction technologies. TPHA became an innovator in disaster-resistant construction, educating communities and collaborating with architects, engineers, climate scientists, and technologists through its "Creative Collaborative" program to develop breakthrough retrofit and building methods.

Building on this foundation, Future Proof has established its mainland offices at 101 Montgomery St, Suite 900 in San Francisco, California to access top talent and advanced technology. As a SaaS Public Benefit Corporation, its dual mission remains clear: making America's homes resilient to extreme weather by uniting AI technology with practical construction, financing, and insurance solutions. In addition to this comprehensive technical position, the company plans to incorporate building out a network of qualified construction professionals subscribing to its pre-packaged plan and sales leads services, as well as a sponsorship program to monetize the product recommendations with manufacturers and DIY sales leads to the retail distribution channels such as Home Depot.

Our vision: fixing homes today prevents catastrophic losses tomorrow, protecting families and stabilizing communities.

PROBLEM

The Perfect Storm: Why me? Why Now?

Extreme Weather Insurance Loss Escalation (2025-2035)

$132–$171 billion in cumulative avoided losses is projected by **2040**, from adoption of modern building codes (for hurricane wind, flood, earthquake). 【fema.gov / iccsafe.org】 That means by **2035**, the U.S. would already be on track for somewhere in the range of **$90–130 billion** cumulative savings, depending on adoption rates.

https://www.fema.gov/emergency-managers/risk-management/building-science/building-codes-save-study



$30B difference by 2035
100
75
50
25
0
Annual Disaster Loses ($B)
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
No mitigation
With mitigation (home hardening)

ROI of Mitigation

National Institute of Building Sciences (NIBS): Every **$1 invested** in mitigation **saves $6** in disaster costs.

So, if the U.S. invests **~$5B/year** in home hardening and resilience from now until 2035, that could yield **~$150B** in **avoided losses** cumulatively.


200
150
100
50
0
Avoided Losses ($B)
2025
2030
2035
2040

(Sources: 1, 2)

American families are living through an unprecedented assault from extreme weather. What was once considered a rare, once-in-a-generation disaster has become terrifyingly routine. In the 1980s, a billion-dollar weather catastrophe struck the U.S. about three times per year. Today, families face the threat of massive destruction nearly every other week, with 27 catastrophic events in 2024 alone, which cost $182B in total losses.


U.S. 2024 Billion-Dollar Weather and Climate Disasters
Drought/Heat Wave
Flooding
Hail
Severe Weather
Tornado Outbreak
Tropical Cyclone
Wildfire
Winter Storm/Cold Wave
Central and Northeastern Severe Weather June 24–26
Upper Midwest Flooding June 16–23
Central and Southern Tornado Outbreak April 26–28
Central, Southern, and Eastern Severe Weather May 18–22
Central and Eastern Tornado Outbreak and Severe Weather July 13–16
Northwest Winter Storm January 12–14
Central, Southern, and Southeastern Tornado Outbreak May 6–9
Colorado Hail Storms and Southern Severe Weather May 31–June 1
Central and Eastern Severe Weather February 27–28
Central and Eastern Severe Weather June 12–14
Central Tornado Outbreak and Eastern Severe Weather April 1–3
Central and Eastern Severe Weather March 12–14
Hurricane Helene September 24–29
Southern/Eastern/Northwestern Drought and Heat Wave 2024
Central, Southern, and Northeastern Winter Storm and Cold Wave January 14–17
Southern Tornado Outbreak and East Coast Storm January 8–10
New Mexico Wildfires June–July
Hurricane Debby August 5–9
Texas Hail Storms April 27–28
Hurricane Milton October 9–10
Southern and Eastern Severe Weather April 8–11
Southern Severe Weather February 10–12
Central Tornado Outbreak May 25–26
Southern Severe Weather May 11–13
Southern Derecho May 16–17
Hurricane Beryl July 8–9
Hurricane Francine September 11–12

*This map denotes the approximate location for each of the **27 separate billion-dollar weather and climate disasters that impacted the United States in 2024.***

(Sources 1, 2)

The acceleration is staggering - we've gone from occasional weather emergencies to a relentless barrage of storms, fires, floods, and heat waves that destroy entire communities. Each disaster leaves families homeless, businesses shuttered, and communities struggling to rebuild before the next catastrophe strikes.

Homeowner Extreme Weather Anxiety Dashboard

Key statistics on homeowner concerns regarding climate change and property.

Fear of weather effects

51%

of homeowners fear the potential impact of extreme weather on their homes

Millenial concern

63%

of millennials are especially worried about weather-related property damage

Property value fears

25%

fear their properties value will decrease in the next decade due to whether events

Insurance cost expectation

70%

expect extreme weather to drive up the cost of homeowners insurance

The convergence of more intense weather events with growing property values and population density in high-risk areas creates an escalating crisis that demands immediate, targeted solutions like those provided by Future Proof's platform.

SOLUTION

The Mitigation Solution Gap

The insurance industry recognizes mitigation works. Top insurers now offer premium discounts of 5-50% for homes with protective features, such as impact-resistant roofing, wildfire-defensible space, and flood elevation. However, homeowners lack accessible guidance on which improvements best protect their specific property.







This creates our opportunity: **Future Proof aims to bridge the gap between risk awareness and actionable solutions, helping homeowners reduce both their physical risk and insurance costs.**

Magic Window: Community Risk Assessment Tool ***(Launched 4th QTR, 2025)***


MAGIC WINDOW®
from FUTURE PROOF PROPERTY INTELLIGENCE
FUTURE.PROOF™
PROPERTY INTELLIGENCE PBC

Future Proof's flagship app, Magic Window®, is a "time machine" for community risk. At the zip code level, it transforms weather and census data into actionable awareness, delivering risk ratings across the "seven deadly disasters" plus 75-year projections (2025–2100). Users can also look back 75 years to compare how risk at their property's address has evolved. Magic Window educates property owners and, in high-risk locations, drives urgency to our second app, XHome Survey™, which aims to deliver specific solutions for their property.


MAGIC WINDOW®
Temperature
-22.0°F
9.8°F
41.5°F
73.3°F
105.0°F
CLIMATE PREDICTION
Wind
Precipitation
Temperature
Wildfire
WEATHER
Wind
Precipitation
Temperature
Wildfire
Drought
Alerts
3878 Lafayette Street, Riverside, CA 92503
2025
2065
+15°F
increase per day
8.5
risk (of 10)
80°F
95°F
UNITED STATES
2065
1950
2100
WHAT'S MY RISK IQ?

The free version of Magic Window® delivers basic community risk scores with an aerial flyaround of the user's zip code. A $24.99 premium report unlocks deeper insights—action steps, insurance discounts, tax credits, and financing programs tailored to the homeowner's location.

Each premium report purchase initiates an auto-renewing annual subscription, unlocking future features such as real-time weather alerts, updated climate projections, and refreshed property risk reports.

Community-Level Property Risk Analysis

September 11, 2025

211 Blue Hole Ln, Wimberley, TX 78676
County: Hays, TX USA

GPS Location: N 30° 0' 0.5724", W 98° 5' 29.8392







Community Risk & Solution Highlights

Click any section to navigate to detailed information

36-Month Hazard Outlook

Flood	↑ 15%
Heat	↑ 15%
Wildfire	↑ 10%

Current Weather Risk

Flood	9/10
Heat	7/10
Wildfire	6/10

0 = no risk 10 = extreme risk

Remodeling Solutions

Flood	✓ YES
Heat	✓ YES
Wildfire	✓ YES

Insurance Discounts

✓ AVAILABLE

5-25% Average

Annual Savings & Averted Claims

Estimated

$7,650 - 30,250

ROI: 1-5 years

Financial Assistance

✓ AVAILABLE

State & Local Grants

What Magic Window® shows:

- Community-wide weather risk assessment for your property in your zip code
- Insurance discounts and grants available in your area
- Regional financing programs and tax incentives
- Future risk trends as climate patterns evolve
- Remodeling solutions general to your community
- Projected return on investing for remediation

XHome Survey ™: Property-Specific Construction Analysis Tool *(Anticipated Q2 2026 Release)*

The second stage of Future Proof's ecosystem, XHome Survey ™, provides comprehensive property analysis by combining ground-level inputs with high-resolution aerial imagery at 1-inch detail. Unlike Magic Window's community risk focus, XHome Survey evaluates each property individually—capturing every wall, window, door, vent, and nearby vulnerabilities on the lot.


PROPERTY INVENTORY
PROPERTY
ROOF
DRIVEWAY
UTILITIES
FIRE PROTECTION
CLIMATE (HVAC)
ATTIC
FLOOD
VISIBLE HAZARDS
Answer as many questions as you can, or choose 'don't know.' Your answers affect your home's risk score and recommended steps.
SUBMIT THIS SURVEY
FUTURE.PROOF™
INTELLIGENCE PBC
XHome Survey™
Exterior Property Inspection Risk Assessment Tool
Understand your home's risk for extreme weather damage and how to fix it.
GET STARTED
Wave the phone around until you have "painted" the entire surface.

With just a smartphone, ground-level data integrates with scans and aerial imagery to generate a 3D digital twin of the property. The Visionary AI Engine™ then identifies structural vulnerabilities, produces itemized retrofit plans, and creates tract-level risk profiles—even to the level of individual trees. After remediation, the system re-scores the property, often qualifying it for improved insurance ratings and premium discounts.

Building an Ecosystem That Drives Action

Magic Window® drives risk awareness and highlights available financial incentives, guiding at-risk homeowners into the XHome Survey™ app. XHome Survey then delivers the detailed construction roadmap for remediation. This two-stage model maximizes conversion while addressing different user needs and price points.



Insurance Industry Partnership: Transforming Risk Assessment with Ground-Truth Data

Future Proof addresses the insurance industry's most critical challenge: the gap between what they think they know about properties and what actually exists.

Traditional risk models depend heavily on COPE (construction, occupancy, protection, exposure). Yet for America's aging housing stock—averaging 60 years old—construction data is outdated, and building techniques from that era are inadequate against today's extreme weather. Current inspection methods cost $300–$500 per property, yield inconsistent data, and provide reliable insights only on roof conditions.

Insurers report that AI analysis of property risk from this method has been unreliable due to inconsistent photos and assessments from non-standardized inspections—creating a classic "garbage in, garbage out" problem that undermines accurate, in-situ risk evaluation.

Our platform delivers what insurers lack: standardized, comprehensive property intelligence—derived from nearly one trillion data points—exposing the "unknown unknowns" in housing risk. Unlike static databases, our AI deconstructs how properties are actually built, flags decades of field modifications, and applies best-practice analysis to real-world conditions that diverge sharply from original plans. The resulting property dossiers form a high-value data asset, projected to represent ~40% of enterprise value, giving insurers on-demand intelligence through our Visionary AI Platform™ to underwrite accurately, price fairly, prevent claims, and ultimately lower premiums while expanding coverage in high-risk areas.

BUSINESS MODEL OVERVIEW

Future Proof operates a multi-channel revenue model targeting both direct consumers and business customers across the extreme weather home resilience market.

Future Proof's diversified revenue model spans three industries—property owners, contractors, and insurers. Revenue streams include tiered consumer subscriptions, property risk assessments, DIY retrofit plans, contractor leads, and sponsored partnerships. This multi-channel approach builds predictable recurring revenue while creating a high-value resilience dataset for insurance underwriting.

Multi-Industry Revenue Wheel


Property Owners
Future Proof
Contractors
Insurance

Diversified Recurring Revenue + Resilience Data at Scale

Consumer Subscriptions in Magic Window®

Our tiered subscription model charges homeowners $24.99 annually, which includes their first property address. Additional properties can be purchased individually or in bundles at reduced prices. Subscriptions auto-renew annually and include ongoing access to frequently updated risk models, new features, and updated report downloads on their property.

Professional Services in XHome Survey™

Future Proof offers two service tracks. The DIY option, priced up to $499, delivers detailed home assessments, a 3D digital twin, and specific retrofit plans with material lists and budgets. In parallel, manufacturer and distributor sponsorships will embed our apps to generate sales leads and marketing analytics.

Our contractor marketplace generates $25–$250 per qualified lead, depending on project value. Contractors pay a $500 annual access fee and receive pre-packaged projects with detailed homeowner demographics, significantly lowering their customer acquisition costs.

Enterprise SaaS for Insurance Underwriting

The Visionary AI Engine™ serves insurers, reinsurers, and mortgage financiers with subscription-based risk intelligence. Enterprise clients gain portfolio-level assessments, real-time property imagery, dynamic re-scoring, and predictive analytics up to three years forward. This B2B SaaS model creates recurring revenue by enhancing underwriting with fact-based, ground-level property intelligence.

MARKET

The $150+ Billion Annual Crisis

In 2024, there were 27 individual weather-related disasters with at least $1 billion in damages, with costs of approximately $182.7 billion. This represents a dramatic acceleration from about three events annually during the 1980s to 19 events annually during the last 10 years.

Projected U.S. Residential Property Depreciation vs. Insurance Cost Rise (2025-2050)

Residential property values are expected to decline by ~20% on average by 2050 in climate-exposed markets.

Multi-peril residential property insurance premiums projected to rise ~25% nationally over the same period, with significantly higher increases in coastal and wildfire-prone states.

Learn How XHome Survey™ Can Help



30%
20%
10%
0%
-10%
-20%
CHANGE FROM 2025 BASELINE
INSURANCE COST INCREASES
PROPERTY VALUE DEPRECIATION
2025
2050

Sources: First Street Foundation (2023), Environmental Defense Fund, National Bureau of Economic Research, Insurance Information Institute.

$22 Trillion in Property at Risk

Roughly $22 trillion worth of homes are now at risk of damage from flooding, wildfire, and other extreme disasters. This represents nearly half of all U.S. residential property value, with 44.8% of all homes at severe or extreme risk of at least one disaster.

Projected Climate Disaster Risk Severity in the USA Over the Next 25 Years

Top agencies have determined that wildfire severity is expected to double by 2050, hurricane intensity and wind losses up ~60%, flood damages up ~26% due to sea-level rise and heavier precipitation.

This means being prepared before a severe weather event is more important than ever.

Learn How Magic Window® Can Help



$200B
$100B
RISK SEVERITY COST
2025
2050
100%
Increase in Fire Risk
60%
Increase in Water Risk
26%
Increase in Wind Risk

Sources: NOAA, FEMA, IPCC AR6, First Street Foundation (2023)

Insurance Market in Crisis

The insurance response has created a secondary crisis. Average homeowners' insurance premiums per policy increased 8.7 percent faster than the rate of inflation from 2018 to 2022. About 35.6 million properties — a quarter of all U.S. real estate — are facing higher insurance costs and lower coverage because of increased risks.

Extreme Weather Insurance Loss Escalation Over the Next 10 Years

Extreme weather disasters are becoming more frequent and severe, driving insurance costs through the roof.

By 2035, protective home hardening could reduce annual disaster loses by $30 billion.


$1000B
INSURANCE COST ESCALATION
$0
2025
2035
NO MITIGATION
WITH MITIGATION (HOME HARDENING)

Sources: First Street Foundation (2023), Environmental Defense Fund, National Bureau of Economic Research, Insurance Information Institute.

Massive Consumer Demand Signal

Market research confirms urgent demand for solutions: More than 4 out of 5 prospective home buyers consider climate risks as they shop, while 51% of homeowners are worried climate change-related hazards will affect their homes.

Projected U.S. Homeowner Risk Awareness, Remodeling Spend, and Disaster Costs (2025-2050)

Research has projected increases in homeowner concern +70%, remodeling spend +150%, and disaster costs +300% by 2050.

We're working towards building the awareness, education, and guidance homeowners, contractors, and insurers need to optimally navigate the upcoming costs from weather events.

Learn How XHome Survey™ Can Help


450%
RISK SEVERITY COST INCREASE
100%
2025
2050

300%
Increase in Extreme Weather Disaster Costs

150%
Increase in Resilience Remodeling Spend

70%
Increase in Homeowner Risk Awareness

Sources: LendingTree (2024); NeighborWorks America (2024); Hearst Survey (2022); Redfin Climate Resilience Survey (2022); Hippo Insurance (2025); Inflation Reduction Act provisions (2022); Aon/World Economic Forum (2025); Swiss Re sigma (2025); Senate Budget Committee (2025); IPCC AR6 (2021).

The Mitigation ROI Opportunity

The insurance industry recognizes that mitigation works, offering premium discounts ranging from 5% to 50% for protective features. However, homeowners lack accessible tools to identify which improvements provide the best return on investment for their specific property.

Future Proof captures this massive market gap where weather risk anxiety meets actionable solutions, turning a $150+ billion annual problem into a scalable technology opportunity.

PRESS

- **Homes & Gardens**
  How to prepare your house for extreme weather – 10 future-proofing home upgrades to help keep your family safe and well in an emergency
- **Yahoo! Finance**
  Magic Window App Pre-Orders Begin: Tool Helps Homeowners Fortify Against Extreme Weather
- **News10**
  Magic Window App Pre-Orders Begin: Tool Helps Homeowners Fortify Against Extreme Weather

TEAM



Ben Gilliland

Chairman / Founder
bdg3@Futureproof.org

With over 55 years of experience in design, technology, structured finance, and venture capital, Ben has led and financed pioneering work in live special effects, computer software, and licensed construction remediation, earning patents in fiber optics for his innovative solutions. Together with his late wife, Holly, he founded The Paulele Housing Association (TPHA) in Hawai'i to develop affordable, climate-resilient housing and new material systems for wildfire, wind, and water resilience, and now advances protective solutions for low-level flooding. Leveraging his expertise in structured finance, Ben engineered the reorganization and spin-out of TPHA's AI technology into Future Proof Property Intelligence, PBC, securing access to capital while expanding its mission to homeowners nationwide. A long-standing advocate for resilient, affordable housing and homeowner education, Ben and his team created Future Proof's holistic platform to address the insurance crisis through cost-effective remediation and innovative financing. He has also authored numerous white papers on the housing crisis, the impact of extreme weather events, and the urgent need to strengthen America's aging housing stock to prevent cascading losses across the mortgage, insurance, and construction sectors.



Claudia Brenner

Chief Executive Officer / Director
Claudia@Futureproof.org

Claudia transforms complex challenges into scalable, lasting solutions as a systems integrator and innovator. She designs advanced systems and software for global planning and analysis using AI and emerging technologies, with a career spanning Fortune 500s, mid-size firms, and startups. Claudia has delivered integrated platforms, enterprise portals, mobile applications, and mission-critical dashboards for Kaiser Permanente, Oracle, IBM, Applied Biosystems, and early-stage ventures. She bridges business strategy, marketing, systems integration, and life sciences to drive innovation. She earned a BS with Honors in Life Sciences (Penn State) and an MBA in Marketing & International Business (SMU Cox School of Business). As Co-CEO of the Catastrophic Wildfire Prevention Consortium (CWPC) at CrowdDoing, she works with communities and partners worldwide to build wildfire resilience.



Robert Bajoras
Chief Technical Officer
Bob@Futureproof.org

Bob began his career at Westinghouse Electric after earning a BS in Electrical Engineering from the University of Pittsburgh. At Westinghouse, he worked on nuclear power plant instrumentation for the U.S. Navy, gaining early experience in safety-critical systems. He then advanced to Krautkramer Branson, where he designed ultrasonic test systems used in aerospace, automotive, oilfield, and other high-stakes industries. His first software project involved developing operating systems for instrumentation that inspected jet engine turbine blades and nuclear fuel rods for cracks—work that combined hardware engineering with software innovation.In 1999, Bob joined Art & Logic in 1999 later rising to President (2011–2023), where he led company strategy, expanded client relationships, and guided delivery of complex software solutions across diverse industries. Under his leadership, Art & Logic strengthened its reputation as a trusted development partner for startups, enterprises, and global organizations. Bob is known as a passionate early adopter and active beta tester, with a career-long enthusiasm for emerging technologies, software innovation, and tools that push boundaries.



Pualilia Paikuli (LMT)
Director / Chargé d'affaires
Pua@Futureproof.org

Born on Oʻahu and an active member of the Hawaiian cultural community, Pua brings over 20 years of professional experience and management with a diverse group of companies on the Island of Hawai'i and running her own business as a licensed massage therapist. She has proven to be an effective leader in both the organization of the TPHA nonprofit and the genesis of Future Proof's spin-out. As a Future Proof Director and Chargé d'affaires, she serves as a navigator and pole star, balancing profit with heart to keep both companies aligned with their mission. In her role as Team Ambassador of Aloha, she ensures the organization remains rooted in the core values of its parent nonprofit. Guided by a deep commitment to stewardship of the Earth, Pua embodies the Hawaiian spirit and helps align the integration of technology with service to both humanity and the planet.



Alec Lai
Chief Financial Officer (Interim)
Alec@Futureproof.org

Alec is an entrepreneur and CEO of Zephyr Business Group, a finops firm providing back-office and strategic CFO services. He specializes in designing efficient systems that streamline operations, capture institutional knowledge, and free leadership to focus on growth. Through his consulting and leadership at Zephyr, Alec has supported over 70 clients—from startups and small businesses to nonprofits—helping early-stage companies raise more than $445M in pre-seed through Series A round.



Jessie Torrisi
Chief Marketing Officer/ Director
Jessie@Futureproof.org

Jessie is dedicated to using storytelling to drive property owner momentum for solving today's disaster challenges brought on by extreme weather events. She has led communications, fundraising, and advocacy campaigns for social change organizations worldwide, including Human Rights Watch, Earthjustice, Color Of Change, Comic Relief, and the ACLU. With 20 years of experience, she has previously run her own consulting agency, Spark Strategy & Communications, and is driven by a commitment to racial justice, climate action, and community empowerment. She lives in Los Angeles by the beach with her dog, Penny Moon, where she contributes to the arts community and studies extreme weather resilience, with an emphasis on wildfire preparedness.



Dawn Sena
Advisor/Executive Director, TPHA
Dawn@tpha.org

Dawn, as key advisor to Future Proof's executive committees, brings over 25 years of experience in real estate sales, specializing in luxury investments and residential properties across South Kohala, North Kohala, Kona, and Hamakua, along the coast of the Big Island of Hawai'i. With a passion for addressing Hawai'i's affordable housing crisis—one that has driven an exodus of the state's youth and seniors—she works to advance resilient, affordable housing and sustainable communities grounded in Hawaiian cultural practices, as the Executive Director of the Paulele Housing Association (TPHA), while promoting extreme weather education for property owners. She has also served as an executive director for numerous events and nonprofits, continuing to take on leadership roles that strengthen community and cultural connections. Known for delivering exceptional client service and building lasting relationships, Dawn offers expertise in housing market trends, strategic negotiation, and innovative marketing campaigns that consistently drive high-value transactions.

INVESTOR INVITATION

Extreme weather is already devastating American communities. Behind every billion-dollar disaster are families losing everything—from Californians dropped by insurers, to Florida retirees watching their homes submerged, to North Carolina communities still rebuilding from unprecedented floods.

While politicians debate and insurers retreat, Future Proof empowers homeowners with the tools to protect their most valuable asset: their home.

Building Tomorrow's Weather-Smart America

- **The Next Decade is Decisive**
  American communities will either become more resilient—or collapse under the weight of extreme weather. Future Proof investors are funding technology that gives our aging 60-year-old housing stock a fighting chance at survival.
- **The Crisis is Immediate**
  In 2024 alone, 27 billion-dollar disasters caused $182B in damages. Insurance premiums have surged 82% in high-risk areas, leaving 120 million homeowners exposed with no real solutions in sight.
- **The Private Sector Must Lead**
  Government action lags while insurers retreat. Only private-sector innovation can meet this urgent challenge.
- **The Investor Opportunity**
  Early backers can address a $22 trillion problem with a scalable technology platform—capturing market share in a sector that is only just emerging.
- **Impact at Scale**
  This is impact investing at its most powerful: protecting American communities while building a defensible business in one of the fastest-growing markets of the next decade.

Invest in resilience.

RISKS/DISCLAIMERS

Constraints Relative to Competitors – Future Proof operates in a competitive environment alongside larger, well-capitalized technology and insurance-adjacent firms (e.g., Hover.io, EagleView). These competitors have the resources to accelerate innovation, marketing, and distribution, which may limit Future Proof's ability to gain market share without significant external funding.

Dependence on Key Personnel – The Company's success will depend heavily on retaining its small team of specialized executives and technical staff. The loss of key individuals, or the inability to recruit additional qualified talent, could materially impact product development and commercialization timelines.

Capital Raising Requirements – To scale operations and achieve commercial success, Future Proof will need to secure additional financing. Delays or challenges in raising capital could limit its ability to fund product development, expand distribution, or execute on its long-term roadmap.

Regulatory and Adoption Risks – The Company's solutions intersect with insurance underwriting, housing finance, and climate disclosure standards, all of which are subject to regulatory change. Shifts in regulation, or slower-than-expected adoption by homeowners, contractors, or insurers, could hinder growth.

Execution Risk in Product Rollout – While Future Proof has released initial products, its long-term success depends on the timely launch and adoption of forthcoming tools such as XHome Survey, VisionaryAI Engine, and RePay. Delays, cost overruns, or technical setbacks could materially affect growth projections and investor confidence.

Any investment in this Company is speculative, illiquid, and involves a high degree of risk, including the potential loss of your entire investment.

This offering page contains forward-looking statements that involve risks and uncertainties. These statements are subject to various factors that could cause actual results to differ materially from those projected or implied. We make no guarantee about the accuracy of these forward-looking statements.

This offering page is for informational purposes only and does not constitute investment, financial, tax, or legal advice. You should consult with your financial advisor or legal counsel before making any investment decision.

Investing in securities involves significant risk, including the risk of loss of principal. Please review the detailed risk factors in our offering documents before making an investment decision.

This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be unlawful.

The securities offered in this offering have not been approved or disapproved by the U.S. Securities and Exchange Commission (SEC) or any state securities regulator.

The securities offered are available only to qualified investors, in compliance with applicable laws and regulations under Regulation D.

Investors are solely responsible for conducting their own research, reviewing the terms of the offering, and determining the suitability of the investment.

Past performance is not indicative of future results. Historical financial performance and returns should not be used to predict future outcomes.

Securities offered under Reg D are highly illiquid, meaning they may not have a readily available market for resale. An investor could be unable to liquidate their position unless an active market develops.

The issuer has engaged Netcapital Securities Inc., a broker-dealer registered with the SEC and member of FINRA, to assist with the distribution of securities in connection with this offering. However, the broker-dealer is not recommending, endorsing, or making any judgment about the merits of the securities or the offering. Additionally, the broker-dealer was not involved in the structuring of this offering.

The role of the broker-dealer is limited to facilitating the distribution of securities and providing transactional services as required by applicable laws and regulatory guidelines. Investors should independently review all offering materials and perform their own due diligence before making an investment decision. The broker-dealer does not provide financial, tax, or legal advice related to this offering or the securities being offered.

All funds are held in escrow until the specified conditions of disbursement are met. These conditions are defined in the offering terms and must be fulfilled before funds are released. The escrow agent is responsible for ensuring these conditions are satisfied in accordance with applicable laws and the agreement terms. Investors should be aware that until the conditions are met, their investment funds will remain securely held in escrow, and no disbursement will occur. This mechanism is intended to protect investor funds and ensure compliance with regulatory and contractual obligations. Investors are encouraged to review the terms and conditions carefully to understand the disbursement requirements.

The issuer has engaged a third-party transfer agent to manage the administrative functions related to the securities offered. The transfer agent's role includes maintaining official records of securities ownership, processing transactions related to the purchase, sale, or transfer of securities, and facilitating compliance with regulatory requirements. The transfer agent acts independently from the issuer to provide a secure and accurate record-keeping system and to facilitate transparency and investor protection.

USE OF PROCEEDS

If the offering's maximum amount of $1,234,998 is raised:

Use	Value	% of Proceeds
Compensation for managers	$129,612	10.5%
Debt Reduction	$100,500	8.1%
Product Development	$494,000	40.0%
Marketing & Promotion	$247,000	20.0%
Sales	$203,372	16.5%
Intermediary fees	$60,515	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Future Proof Property Intelligence, PBC dba Future Proof Climate Intelligence PBC. This offering must reach its target of at least $10,000 by its offering deadline of February 27, 2026 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

7,326,596 shares
× $2.75 per share

$20,148,139 implied valuation

FINANCIALS

Future Proof Climate Intelligence PBC's official name is Future Proof Property Intelligence, PBC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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